Exhibit II.1

Unaudited Interim Financial Statements - 31 March 2017

Guinness Nigeria Plc

Financial Statements – 31 March 2017

Unaudited Interim Financial Statements

Guinness Nigeria Plc

Financial Statements – 31 March 2017

Unaudited Interim Financial Statements

Statement of Financial Position

As at 31 March

	Notes	31 March 2017	30 June 2016
		₦’000	₦’000
ASSETS
Non-current assets
Property, plant and equipment	14(a)	87,108,088	87,232,984
Intangible assets	15	1,454,227	1,708,807
Prepayments	17(a)	180,818	180,818

Total non-current assets		88,743,133	89,122,609

Current assets
Inventories	18	29,544,963	13,021,248
Trade and other receivables	19	25,530,070	26,509,663
Prepayments	17(b)	1,463,156	2,494,400
Cash and cash equivalents	20	11,057,749	5,844,524

Total current assets		67,595,938	47,869,835

Total assets		156,339,071	136,992,444

Equity
Share capital	21(b)	752,944	752,944
Share premium	21(c)	8,961,346	8,961,346
Retained earnings		28,638,260	31,946,315

Total equity		38,352,550	41,660,605

Liabilities
Non-current liabilities
Loans and borrowings,	23(a)	32,219,672	14,034,546
Employee benefits		1,197,287	1,246,856
Deferred tax liabilities		12,940,815	12,940,815

Total non-current liabilities		46,357,774	28,222,217

Current liabilities
Bank overdrafts	20	2,303,053	2,938,068
Current tax liabilities	13(b)	83,858	585,724
Dividend payable	22	3,657,253	3,860,475
Loans and borrowings	23(a)	16,267,636	22,195,374
Trade and other payables	24	49,316,947	37,529,981

Total current liabilities		71,628,747	67,109,622

Total liabilities		117,986,521	95,331,839

Total equity and liabilities		156,339,071	136,992,444

Approved by the Board of Directors on 25 April 2017 and signed on its behalf by:

Babatunde A. Savage (Chairman) FRC/2013/ICAN/00000003514

Bismarck Rewane FRC/2014/CIBN/00000006624

Ronald Plumridge (Finance & Strategy Director) FRC/2015/IODN/000000012370

The notes on pages 6 to 21 are integral parts of these financial statements.

Guinness Nigeria Plc

Financial Statements – 31 March 2017

Unaudited Interim Financial Statements

Income Statement

For the period ended 31 March

	Notes	9 Months Ended 31 March 2017	9 Months Ended 31 March 2016
		₦’000	₦’000
Revenue	8	89,872,632	69,618,991
Cost of sales		(65,219,676)	(39,352,456)

Gross profit		24,652,956	30,266,535

Other income	9(a)	8,086,573	1,768,919
Marketing and distribution expenses	9(b)	(19,436,317)	(19,760,891)
Administrative expenses		(9,110,328)	(8,670,610)

Operating (loss)/profit		4,192,884	3,603,953

Finance income	10(a)	2,017,392	946,604
Finance costs	10(b)	(8,674,567)	(3,346,255)

Net finance costs		(6,657,175)	(2,399,651)

(Loss)/profit before taxation		(2,464,291)	1,204,302
Tax expense	13(a)	(90,820)	(340,124)

(Loss)/profit for the period		(2,555,111)	864,178

Earnings per share
Basic and diluted (loss) / earnings per share (kobo)		(170)	57

Guinness Nigeria Plc

Financial Statements – 31 March 2017

Unaudited Interim Financial Statements

Statement of Other Comprehensive Income

For the period ended 31 March

	Notes	9 Months Ended 31 March 2017	9 Months Ended 31 March 2016
		₦’000	₦’000
(Loss) / profit for the period		(2,555,111)	864,178

Other comprehensive income
Items that will never be reclassified to the income statement

Defined benefit plan actuarial gain (IAS 19)		—	—
Tax on other comprehensive income		—	—

Other comprehensive income for the period, net of tax		—	—

Total comprehensive (loss) / income for the period		(2,555,111)	864,178

The notes on pages 6 to 21 are integral parts of these financial statements.

Guinness Nigeria Plc

Financial Statements – 31 March 2017

Unaudited Interim Financial Statements

Statement of Changes in Equity

For the period ended 31 March

	Notes	Share capital	Share premium	Share based payment reserve	Retained earnings	Total equity
		₦’000	₦’000	₦’000	₦’000	₦’000
Balance at 1 July 2015		752,944	8,961,346	18,582	38,608,504	48,341,376

Total comprehensive income
Profit for the period		—	—	—	864,178	864,178
Other comprehensive income		—	—	—	—	—

Total comprehensive income for the period		—	—	—	864,178	864,178

Transaction with owners, recorded directly in equity
Dividends to equity holders		—	—	—	(4,818,842)	(4,818,842)
Shared based payment reserve write-back		—	—	—	11,992	11,992
Share based payment charge		—	—	90,502	—	90,502
Share based payment recharge		—	—	(90,502)	—	(90,502)

Total transactions with owners		—	—	—	(4,806,850)	(4,806,850)

Balance at 31 March 2016		752,944	8,961,346	18,582	34,665,832	44,398,704

Balance at 1 July 2016		752,944	8,961,346	—	31,946,315	41,660,605

Total comprehensive income
Loss for the period		—	—	—	(2,555,111)	(2,555,111)
Other comprehensive income		—	—	—	—	—

Total comprehensive (loss) / income for the period		—	—	—	(2,555,111)	(2,555,111)

Transaction with owners, recorded directly in equity
Dividends to equity holders		—	—	—	(752,944)	(752,944)
Shared based payment reserve write-back		—	—	—	—	—
Share based payment charge		—	—	117,328	—	117,328
Share based payment recharge		—	—	(117,328)	—	(117,328)

Total transactions with owners		—	—	—	(752,944)	(752,944)

Balance at 31 March 2017		752,944	8,961,346	—	28,638,260	38,352,550

The notes on pages 6 to 21 are integral parts of these financial statements.

Guinness Nigeria Plc

Financial Statements – 31 March 2017

Unaudited Interim Financial Statements

Statement of Cash Flows

For the period ended 31 March 2017

	Notes	9 Months Ended 31 March 2017	9 Months Ended 31 March 2016
		₦’000	₦’000
Cash flows from operating activities
(Loss) / profit for the period		(2,555,111)	864,178
Adjustments for:
Depreciation	14(a)	6,324,165	6,632,054
Amortisation of intangible assets	15(a)	268,821	175,039
Share based payment charge		117,328	90,502
Finance income	10(a)	(2,017,392)	(946,604)
Finance costs	10(b)	8,674,567	3,346,255
Impairment of inventories	18	481,411	—
Write-off of property, plant and equipment		205,755	111,539
Gain on disposal of property, plant and equipment		(228,068)	(59,638)
Long service awards charge		64,619	86,948
Income tax expense	13(a)	90,820	340,124

		11,426,915	10,640,397
Changes in:
Inventories		(17,005,126)	(5,540,294)
Trade and other receivables	19(b)	2,483,786	(4,792,151)
Prepayments		1,031,244	(1,132,569)
Trade and other payables	24	12,207,793	5,206,220

Cash generated from operating activities		10,144,612	4,381,603
Income tax paid	13(b)	(592,686)	(1,807,544)
Gratuity paid		(217,702)	(186,109)
Value added tax paid		(2,345,937)	(2,587,781)
Long service awards paid		(168,640)	(111,323)

Net cash (used in) / generated from operating activities		6,819,647	(311,154)

Cash flows from investing activities
Finance income received	10(a)	395,871	877,885
Proceeds from disposal of property, plant and equipment		237,783	65,366
Acquisition of intangible assets		—	(1,037,866)
Acquisition of property, plant and equipment		(5,548,100)	(3,303,777)

Net cash used in investing activities		(4,914,446)	(3,398,392)

Approved by the Board of Directors on 25 April 2017 and signed on its behalf by:
Proceeds from loans and borrowings	23(b)	27,754,237	14,526,912
Repayment of loans and borrowings	23(b)	(18,564,875)	(1,369,344)
Repayment of finance lease liabilities	23(b)	959,435	(4,607,514)
Finance costs paid	10(b)	(5,658,565)	(3,029,151)
Dividends paid	22(b)	(547,193)	(4,997,721)

Net cash generated from / (used in) financing activities		3,943,039	523,182

Net (decrease) / increase in cash and cash equivalents		5,848,240	(3,186,364)
Cash and cash equivalents at 1 July		2,906,456	4,332,861

Cash and cash equivalents at 31 March	20	8,754,696	1,146,497

The notes on pages 6 to 21 are integral parts of these financial statements.

Guinness Nigeria Plc

Financial Statements – 31 March 2017

Unaudited Interim Financial Statements

Notes to the Financial Statements

For the period ended 31 March 2017

Note		Page
1	Reporting entity	7

2	Basis of preparation	7

3	Functional and presentation currency	7

4	Use of estimates and judgements	7

5	Basis of measurement	8

6	Changes in accounting policies	8

7	Significant accounting policies	8

8	Revenue	14

9	Other income and marketing and distribution expenses	14

10	Finance income and finance costs	15

11	Profit before taxation	15

12	Personnel expenses	15

13	Taxation	16

14	Property, plant and equipment	17

15	Intangible assets	19

16	Other receivables	19

Note		Page
17	Prepayments	19

18	Inventories	19

19	Trade and other receivables	19

20	Cash and cash equivalents	20

21	Share capital and reserves	20

22	Dividends	20

23	Loans and borrowings	21

24	Trade and other payables	21

25	Events after the reporting date	21

Guinness Nigeria Plc

Financial Statements – 31 March 2017

Unaudited Interim Financial Statements

1.	Reporting entity

Guinness Nigeria Plc, a public Company quoted on the Nigerian Stock Exchange was incorporated on 29 April 1950, as a trading company importing Guinness Stout from Dublin. The Company has since transformed itself into a manufacturing operation and its principal activities continue to be brewing, packaging, marketing and selling of Guinness Foreign Extra Stout, Guinness Extra Smooth, Guinness African Special, Malta Guinness, Malta Guinness Low Sugar, Harp Lager, Smirnoff Ice, Smirnoff Ice - Double Black, Satzenbrau Lager, Dubic Lager, Dubic Dark Ale, Snapp, Orijin, Orijin Bitters, Orijin Zero non-alcoholic, Johnnie Walker, Smirnoff Vodka, Ciroc, Baileys, Captain Morgon, McDowell’s No.1 Whisky, McDowell’s VSOP Brandy, Royal Challenge, Gordon and other International Premium Brands (IPS) making it a total beverage alcohol (TBA) company.

The address of the Company’s registered office is at 24 Oba Akran Avenue, Ikeja, Lagos.

2.	Basis of preparation

The financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS). These financial statements were authorised for issue by the Board of Directors on 25 April 2017.

3.	Functional and presentation currency

These statements are presented in Naira, which is the Company’s functional currency. All financial information presented in Naira (~~₦~~) has been rounded to the nearest thousand unless otherwise stated.

4.	Use of estimates and judgements

The preparation of the financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to estimates are recognised prospectively.

Information about assumptions and estimation uncertainties and critical judgements in applying accounting policies that have the most significant effect on the amounts recognised in the financial statements are described in the following notes:

(a)	Assumptions and estimation uncertainties

•	property, plant and equipment: depreciation of assets

•	measurement of defined benefit obligations: key actuarial assumptions

•	share-based payment

•	recognition and measurement of provisions and contingencies: key assumptions about the likelihood and magnitude of an outflow of resources

(b)	Judgements

Significant judgements were made in application of accounting policies that could have significant effects on the amounts recognised in the financial statements.

•	recognition and measurement of impairment and provisions on trade and other receivables

Measurement of fair values

Some of the Company’s accounting policies and disclosures require the measurement of fair values, for both financial and non-financial assets and liabilities.

When measuring the fair value of an asset or a liability, the Company uses observable market data as far as possible. Fair values are categorised into different levels in a fair value hierarchy based on the inputs used in the valuation techniques as follows:

Level 1	–	quoted prices (unadjusted) in active markets for identical assets or liabilities

Level 2	–	inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. as derived from prices).

Level 3	–	inputs for the asset or liability that are not based on observable market data (unobservable inputs).

If the inputs used to measure the fair value of an asset or a liability might be categorised in different levels of the fair value hierarchy, then the fair value measurement is categorised in its entirety in the same level of the fair value hierarchy as the lowest level input that is significant to the entire measurement.

The Company recognises transfers between levels of the fair value hierarchy at the end of the reporting period during which the change has occurred.

Further information about the assumptions made in measuring fair values is included in the following notes:

•	Share based payments

•	Financial risk management and financial instruments

Guinness Nigeria Plc

Financial Statements – 31 March 2017

Unaudited Interim Financial Statements

5.	Basis of measurement

The financial statements have been prepared on the historical cost basis except for the following items which have been measured on an alternative basis on each reporting date.

Items	Measurement bases
Non-derivative financial instruments	Initially measured at fair values and subsequently measured at amortised cost.
Employee benefits	Present value of defined benefit obligation.
Share-based payment transactions	Event day fair value of the equity instrument issued.

6.	Changes in accounting policies

Except for the changes below, the Company has consistently applied the significant accounting policies to all periods presented in these financial statements.

The Company has adopted the following new standards (where applicable) with a date of initial application for periods starting on or after 1 January 2015:

(i)	Defined Benefit Plans: Employee Contributions - Amendments to IAS 19

(ii)	Annual Improvements to IFRSs 2010–2012 Cycle – IFRS 2, IFRS 3, IFRS 8, IFRS 13, IAS 16, IAS 24

(iii)	Annual Improvements to IFRSs 2011–2013 Cycle – IFRS 3, IFRS 13, IAS 40

These changes to the standards do not have material effect on the financial statements.

7.	Significant accounting policies

Except for the changes explained in Note 6, the Company has consistently applied the following accounting policies to all periods presented in these financial statements.

(a)	Foreign currency transactions

Transactions denominated in foreign currencies are translated and recorded in Naira at the actual exchange rates as of the date of the transaction.

Monetary assets and liabilities denominated in foreign currencies are translated to the functional currency at the exchange rate at the reporting date. Non-monetary assets and liabilities that are measured at fair value in a foreign currency are translated to the functional currency at the exchange rate when the fair value was measured. Foreign currency differences are generally recognised in income statement. Non-monetary items that are measured based on historical cost in a foreign currency are not translated.

(b)	Financial instruments

i.	Non-derivative financial assets

The Company initially recognises loans and receivables on the date that they are originated. All other financial assets are recognised initially on the trade date at which the Company becomes a party to the contractual provisions of the instrument.

The Company derecognises a financial asset when the contractual rights to the cash flows from the asset expire, or it transfers the rights to receive the contractual cash flows on the financial asset in a transaction in which substantially all the risks and rewards of ownership of the financial asset are transferred. Any interest in transferred financial assets that is created or retained by the Company is recognised as a separate asset or liability.

The Company has the following non-derivative financial assets:

Cash and cash equivalents

Cash and cash equivalents comprise cash on hand; cash balances with banks and call deposits with original maturities of three months or less. Bank overdrafts that are repayable on demand and form an integral part of the Company’s cash management are included as a component of cash and cash equivalents for the purpose of the statement of cash flows.

Loans and receivables

Loans and receivables are financial assets with fixed or determinable payments that are not quoted in an active market. Loans and receivables comprise trade and other receivables. Such assets are recognised initially at fair value plus any directly attributable transaction costs. Subsequent to initial recognition, loans and receivables are measured at amortised cost using the effective interest method, less any impairment losses.

Loans and receivables with short-term maturities and no stated rates of interest are measured at original invoice amounts where the effect of discounting is not significant.

ii.	Non-derivative financial liabilities

All financial liabilities are recognised initially on the trade date at which the Company becomes a party to the contractual provisions of the instrument. The Company derecognises a financial liability when its contractual obligations are discharged or cancelled or expire.

The Company has the following non-derivative financial liabilities: loans and borrowings, bank overdrafts, trade and other payables. Such financial liabilities are recognised initially at fair value plus any directly attributable transaction costs. Subsequent to initial recognition these financial liabilities are measured at amortised cost using the effective interest method.

Guinness Nigeria Plc

Financial Statements – 31 March 2017

Unaudited Interim Financial Statements

iii.	Share capital

The Company has one class of shares, ordinary shares. Ordinary shares are classified as equity. When new shares are issued, they are recorded in share capital at their par value. The excess of the issue price over the par value is recorded in the share premium reserve.

Incremental costs directly attributable to the issue of ordinary shares are recognised as a deduction from equity, net of any tax effects.

Financial assets and liabilities are offset and the net amount presented in the statement of financial position when, and only when, the Company has a legal right to offset the amounts and intends either to settle on a net basis or to realise the asset and settle the liability simultaneously.

(c)	Property, plant and equipment

i.	Recognition, measurement and derecognition

Items of property, plant and equipment are measured at cost less accumulated depreciation and accumulated impairment losses. Cost includes expenditure that is directly attributable to the acquisition of the asset. Property, plant and equipment under construction are disclosed as capital work-in-progress. The cost of self-constructed asset includes the cost of materials and direct labour, any other costs directly attributable to bringing the assets to a working condition for their intended use including, where applicable, the costs of dismantling and removing the items and restoring the site on which they are located and borrowing costs on qualifying assets.

Purchased software that is integral to the functionality of the related equipment is capitalised as part of the equipment.

When parts of an item of property, plant and equipment have different useful lives, they are accounted for as separate items (major components) of property, plant and equipment. The carrying amount of an item of property, plant and equipment shall be derecognised on disposal or when no future economic benefits are expected from its use.

Gains and losses on disposal of an item of property, plant and equipment are determined by comparing the proceeds from disposal with the carrying amount of property, plant and equipment, and are recognised in income statement.

ii.	Subsequent costs

The cost of replacing a part of an item of property, plant and equipment is recognised in the carrying amount of the item if it is probable that the future economic benefits embodied within the part will flow to the Company and its cost can be measured reliably.

The carrying amount of the replaced part is derecognised. The costs of the day-to-day servicing of property, plant and equipment are recognised in income statement as incurred.

iii.	Depreciation

Depreciation is calculated over the depreciable amount, which is the cost of an asset less its residual value. Depreciation is recognised in income statement on a straight-line basis over the estimated useful lives of each part of an item of property, plant and equipment which reflects the expected pattern of consumption of the future economic benefits embodied in the asset. Leased assets are depreciated over the shorter of the lease term and their useful lives unless it is reasonably certain that the Company will obtain ownership by the end of the lease term in which case the assets are depreciated over the useful life.

The estimated useful lives for the current and comparative periods are as follows:

Leasehold land	–	lease period
Buildings	–	60 years
Plant and machinery	–	2 to 40 years
Furniture and equipment	–	3 to 5 years
Motor vehicles	–	4 years
Returnable packaging materials	–	5 to 10 years
Chillers	–	5 years

Depreciation methods, useful lives and residual values are reviewed at each financial year end and adjusted if appropriate.

Capital work-in-progress is not depreciated. The attributable cost of each asset is transferred to the relevant asset category immediately the asset is available for use and depreciated accordingly.

(d)	Intangible Assets

Software, concession right and distribution right

Intangible assets that are acquired by the Company and have finite useful lives are measured at cost less accumulated amortisation and accumulated impairment losses. The Company’s intangible assets with finite useful life comprises computer software, concession right and distribution right. Subsequent expenditure is capitalised only when it increases the future economic benefits embodied in the specific intangible asset to which it relates.

Guinness Nigeria Plc

Financial Statements – 31 March 2017

Unaudited Interim Financial Statements

Amortisation is calculated over the cost of the asset, or other amount substituted for cost less its residual value. Amortisation is recognised in the income statement on a straight-line basis over the estimated useful lives of intangible assets. The estimated useful life for the current and preceding period is as follows:

Computer software- SAP	-	11 years
Computer software-others	-	5 years
Concession right	-	10 years
Distribution right	-	5 years

Amortisation methods, useful lives and residual values are reviewed at each reporting date and adjusted if appropriate.

An intangible asset is derecognised where it is certain that there would be no future flow of economic benefit to the Company as a result of holding such asset.

(e)	Leases

Determining whether an arrangement contains a lease

At inception of an arrangement, the Company determines whether the arrangement is or contains a lease.

At inception or on re-assessment of an arrangement that contains a lease, the Company separates payments and other consideration required by the arrangement into those for the lease and those for other elements on the basis of their relative fair values. If the Company concludes for a finance lease that it is impracticable to separate the payments reliably, then an asset and a liability are recognised at an amount equal to the fair value of the underlying asset; subsequently, the liability is reduced as payments are made and an imputed finance cost on the liability is recognised using the Company’s incremental borrowing rate.

Leased assets

Leases in terms of which the Company assumes substantially all the risks and rewards of ownership are classified as finance leases. Upon initial recognition the leased asset is measured at an amount equal to the lower of its fair value and the present value of the minimum lease payments.

Subsequent to initial recognition, the asset is accounted for in accordance with the accounting policy applicable to that asset.

Other leases are operating leases and the leased assets are not recognised in the Company’s statement of financial position.

Lease payments

Payments made under operating leases are recognised in income statement on a straight-line basis over the term of the lease. Lease incentives received are recognised as an integral part of the total lease expense, over the term of the lease.

Minimum lease payments made under finance leases are apportioned between the finance expense and the reduction of the outstanding liability. The finance expense is allocated to each period during the lease term so as to produce a constant periodic rate of interest on the remaining balance of the liability.

(f)	Inventories

Inventories are measured at the lower of cost and net realisable value. The cost of inventories includes expenditure incurred in acquiring the inventories, production or conversion costs and other costs incurred in bringing them to their existing location and condition. The basis of costing is as follows:

Raw materials, non-returnable packaging materials and consumable spare parts	–	purchase cost on a weighted average basis including transportation and applicable clearing charges.

Finished products and products-in-process	–	average cost of direct materials and labour plus the appropriate amount attributable to production overheads based on normal production capacity.

Inventory-in-transit	–	purchase cost incurred to date.

Net realisable value is the estimated selling price in the ordinary course of business, less the estimated costs to completion and selling expenses. Inventory values are adjusted for obsolete, slow-moving or defective items.

(g)	Impairment

i.	Non-derivative financial assets

A financial asset not measured at fair value through the income statement, including an equity accounted investee, is assessed at each reporting date to determine whether there is objective evidence that it is impaired. A financial asset is impaired if objective evidence indicates that a loss event has occurred after the initial recognition of the asset, and that the loss event had a negative effect on the estimated future cash flows of that asset that can be reliably estimated.

Objective evidence that financial assets (including equity securities) are impaired can include default or delinquency by a debtor, restructuring of an amount due to the Company on terms that the Company would not consider otherwise, indications that a debtor or issuer will enter bankruptcy, or the disappearance of an active market for a security. In addition, for an investment in an equity security, a significant or prolonged decline in its fair value below its cost is objective evidence of impairment.

Guinness Nigeria Plc

Financial Statements – 31 March 2017

Unaudited Interim Financial Statements

The Company considers evidence of impairment for receivables at both a specific asset and collective level. All individually significant receivables are assessed for specific impairment. All individually significant receivables found not to be specifically impaired are then collectively assessed for any impairment that has been incurred but not yet identified. Receivables that are not individually significant are collectively assessed for impairment by grouping together receivables with similar risk characteristics.

In assessing collective impairment, the Company uses historical trends of the probability of default, timing of recoveries and the amount of loss incurred, adjusted for management’s judgement as to whether current economic and credit conditions are such that the actual losses are likely to be greater or less than suggested by historical trends.

An impairment loss in respect of a financial asset measured at amortised cost is calculated as the difference between its carrying amount and the present value of the estimated future cash flows discounted at the asset’s original effective interest rate. Losses are recognised in income statement and reflected in an allowance account against receivables. Interest on the impaired asset continues to be recognised through the unwinding of the discount. When a subsequent event causes the amount of impairment loss to decrease, the decrease in impairment loss is reversed through income statement.

ii.	Non-financial assets

The carrying amount of the Company’s non-financial assets, other than inventories are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated.

For intangible assets that have indefinite useful lives or that are not yet available for use, the recoverable amount is estimated each year at the same time. The recoverable amount of an asset is the greater of its value in use and its fair value less costs to sell. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

For the purpose of impairment testing, assets that cannot be tested individually are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or groups of assets (the “cash-generating unit or CGU”).

The Company’s corporate assets do not generate separate cash inflows. If there is an indication that a corporate asset may be impaired, then the recoverable amount is determined for the CGU to which the corporate asset belongs.

An impairment loss is recognised if the carrying amount of an asset or CGU exceeds its recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortisation, if no impairment loss had been recognised.

(h)	Employee benefits

i.	Defined contribution plan

A defined contribution plan is a post-employment benefit plan (pension fund) under which the Company pays fixed contributions into a separate entity. The Company has no legal or constructive obligations to pay further contributions if the fund does not hold sufficient assets to pay all employees the benefits relating to employee service in the current and prior periods.

In line with the provisions of the Pension Reform Act 2014, the Company has instituted a defined contribution pension scheme for its management and non-management employees. Employee contributions to the scheme are funded through payroll deductions while the Company’s contribution is charged to the income statement. The Company contributes 10% and 12% for management and non-management employees respectively while employees contribute 8% (2015: 8%) of their insurable earnings (basic, housing and transport allowance).

ii.	Gratuity

•	Defined benefit gratuity scheme

Lump sum benefits payable upon retirement or resignation of employment are fully accrued over the service lives of management and non-management staff under the scheme. Employees under the defined benefit scheme are those who had served a minimum of 5 years on or before 31 December 2008 when the scheme was terminated. Independent actuarial valuations are performed periodically on a projected unit credit basis. Remeasurement gains/losses arising from valuations are charged in full to other comprehensive income. The Company ensures that adequate arrangements are in place to meet its obligations under the scheme.

•	Defined contribution gratuity scheme

The Company has a defined contribution gratuity scheme for management and non-management staff. Under this scheme, a specified amount is contributed by the Company to third party fund managers and recognised as an employee benefit expense to income statement over the service life of the employees.

Guinness Nigeria Plc

Financial Statements – 31 March 2017

Unaudited Interim Financial Statements

iii.	Other long-term employee benefits

The Company’s other long-term employee benefits represents Long Service Awards payable upon completion of certain years in service and accrued over the service lives of the employees. Independent actuarial valuations are performed periodically on a projected unit credit basis. Actuarial gains/losses and curtailment gains or losses arising from valuations are charged in full to income statement.

iv.	Termination benefits

Termination benefits are expensed at the earlier of when the Company can no longer withdraw the offer of those benefits and when the Company recognises costs for a restructuring. If benefits are not expected to be settled wholly within 12 months of the end of the reporting period, then they are discounted.

v.	Short-term employee benefits

Short-term employee benefit obligations are measured on an undiscounted basis and are expensed as the related service is provided. A liability is recognised for the amount expected to be paid under short-term cash bonus if the Company has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee, and the obligation can be estimated reliably.

vi.	Share-based payment transactions

The fair value of equity settled share options and share grants is initially measured at grant date based on the binomial or Monte Carlo models and is charged in the income statement over the vesting period. For equity settled shares, the credit is included in share based payment reserve in equity whereas for cash settled share-based payments a liability is recognised in the statement of financial position, measured initially at the fair value of the liability.

For cash settled share options and share grants, the fair value of the liability is remeasured at the end of each reporting period until the liability is settled, and at the date of settlement, with any changes in the fair value recognised in the income statement. Cancellations of share options are treated as an acceleration of the vesting period and any outstanding charge is recognised in operating profit immediately.

(i)	Provisions and contingent liabilities

Provisions

A provision is recognised if, as a result of a past event, the Company has a present legal or constructive obligation that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The unwinding of the discount is recognised as finance cost.

A provision for restructuring is recognised when the Company has approved a detailed and formal restructuring plan, and the restructuring either has commenced or has been announced publicly. Future operating losses are not provided for.

Contingent liabilities

A contingent liability is a possible obligation that arises from past events and whose existence will be confirmed only by the occurrence or non-occurrence of one or more uncertain future events not wholly within the control of the company, or a present obligation that arises from past events but is not recognised because it is not probable that an outflow of resources embodying economic benefits will be required to settle the obligation; or the amount of the obligation cannot be measured with sufficient reliability.

Contingent liabilities are only disclosed and not recognised as liabilities in the statement of financial position. If the likelihood of an outflow of resources is remote, the possible obligation is neither a provision nor a contingent liability and no disclosure is made.

(j)	Revenue

Revenue from the sale of goods in the course of ordinary activities is measured at the fair value of the consideration received or receivable, net of value added tax, excise duties, sales returns, trade discounts and volume rebates. Revenue is recognised when persuasive evidence exists that the significant risks and rewards of ownership have been transferred to the buyer, recovery of the consideration is probable and there is no continuing management involvement with the goods and the amount of revenue can be measured reliably.

If it is probable that discounts will be granted and the amount can be measured reliably, then the discount is recognised as a reduction of revenue as the sales are recognised.

(k)	Government grants

Government grants that compensate the Company for expenses incurred are recognised in the income statement as a reduction to cost of sales in the periods in which the expenses are recognised if the Company will comply with the condition attaching to them and it is probable that the grants will be received from the government.

(l)	Finance income and finance costs

Finance income comprises interest income on funds invested. Finance income is recognised as it accrues in income statement, using the effective interest method.

Finance costs comprise interest expense on borrowings, unwinding of the discount on provisions, interest expense on factoring of trade receivables recognised on financial assets except finance costs that are directly attributable to the acquisition, construction or production of a qualifying asset which are capitalised as part of the related assets, are recognised in income statement using the effective interest method.

Foreign currency gains and losses are reported on a net basis as either finance income or finance cost depending on whether foreign currency movements are in a net gain or net loss position.

Guinness Nigeria Plc

Financial Statements – 31 March 2017

Unaudited Interim Financial Statements

(m)	Taxation

Income tax expense comprises current and deferred tax. Current tax and deferred tax are recognised in income statement except to the extent that it relates to a business combination, or items recognised directly in equity or in other comprehensive income.

Current tax is the expected tax payable or receivable on the taxable income or loss for the period, using tax rates statutorily enacted at the reporting date, and any adjustment to tax payable in respect of previous years.

Tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realised simultaneously.

Deferred tax is recognised in the income statement account except to the extent that it relates to a transaction that is recognised directly in equity. A deferred tax asset is recognised only to the extent that it is probable that future taxable profits will be available against which the amount will be utilised. Deferred tax assets are reduced to the extent that it is no longer probable that the related tax benefit will be realised.

Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date. Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realised simultaneously.

Deferred tax is recognised in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognised for the following temporary differences:

i.	the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable income statement.

ii.	differences relating to investments in subsidiaries and jointly controlled entities to the extent that it is probable that they will not reverse in the foreseeable future.

iii.	temporary differences arising on the initial recognition of goodwill.

(n)	Earnings per share

The Company presents basic and diluted earnings per share (EPS) data for its ordinary shares. Basic EPS is calculated by dividing the earnings attributable to ordinary shareholders of the Company by the weighted average number of ordinary shares outstanding during the period, adjusted for own shares held. Diluted EPS is determined by adjusting the earnings attributable to ordinary shareholders and the weighted average number of ordinary shares outstanding, adjusted for own shares held, for the effects of all dilutive potential ordinary shares.

(o)	Statement of cash flows

The statement of cash flows is prepared using the indirect method. Changes in statement of financial position items that have not resulted in cash flows such as translation differences, fair value changes, equity-settled share-based payments and other non-cash items, have been eliminated for the purpose of preparing the statement. Dividends paid to ordinary shareholders are included in financing activities. Finance cost paid is also included in financing activities while finance income received is included in investing activities.

(p)	Operating segments

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision maker. The chief operating decision maker, who is responsible for allocating resources and assessing performance of the operating segments, has been identified as the Guinness Leadership Team which comprises of the members of the Board of Directors and other Executive Officers.

Segment information is required to be presented in respect of the Company’s business and geographical segment, where applicable. The Company’s primary format for segment reporting is based on geographical segments. The geographical segments are determined by management based on the Company’s internal reporting structure. Where applicable, segment results, assets and liabilities include items directly attributable to a segment as well as those that can be allocated on a reasonable basis.

(q)	New standards and interpretations not yet adopted

A number of new standards, amendments to standards and interpretations are effective for annual periods beginning after 1 January 2015, and have not been applied in preparing these financial statements. Those which may be relevant to the Company are as follows:

IFRS 9 – Financial instruments (effective for the financial statements for the year ending 30 June 2019) removes the multiple classification and measurement models for financial assets required by IAS 39 – Financial Instruments: Recognition and measurement and introduces a model that has only two classification categories: amortised cost and fair value. Classification is determined by the business model used to manage the financial assets and the contractual cash flow characteristics of the financial assets.

The accounting and presentation of financial liabilities and for derecognising financial instruments has been transferred from IAS 39 without any significant changes. The amendment to IFRS 7– Financial instruments: Disclosures requires additional disclosures on transition from IAS 39 to IFRS 9.

Guinness Nigeria Plc

Financial Statements – 31 March 2017

Unaudited Interim Financial Statements

IFRS 15, ‘Revenue from contracts with customers’ deals with revenue recognition and establishes principles for reporting useful information to users of financial statements about the nature, amount, timing and uncertainty of revenue and cash flows arising from an entity’s contracts with customers. Revenue is recognised when a customer obtains control of a good or service and thus has the ability to direct the use and obtain the benefits from the good or service. The standard replaces IAS 18 ‘Revenue’ and IAS 11 ‘Construction contracts’ and related interpretations. The standard is effective for annual periods beginning on or after 1 January 2017 and earlier application is permitted. The Group is assessing the impact of IFRS 15.

IFRS 16 establishes a revised framework for determining whether a lease should be recognised on the statement of financial position. It replaces existing guidance on lease, including IAS 17, IFRS 16 also supersedes IFRIC 4, ‘Determining whether an Arrangement contains a Lease’, SIC 15, ‘Operating Leases – Incentives’ and SIC 27, ‘Evaluating the Substance of Transactions Involving the Legal Form of a Lease’. One of the implications of the new standard is that there will be a change to key financial ratios derived from a lessee’s assets and liabilities (for example, leverage and performance ratios). IFRS 16 is effective for financial periods beginning on or after 1 January 2019, with early adoption permitted.

The extent of the impact has not been determined and the Company does not plan to adopt these standards early.

(r)	New standards and interpretations effective 1 January 2016

The following new standards or amendments are not expected to have significant impacts on the Company’s financial statements:

IFRS 14 Regulatory Deferral Accounts

Accounting for Acquisitions of Interests in Joint Operations (Amendments to IFRS 11)

Clarification of Acceptable Methods of Depreciation and Amortisation (Amendments to IAS 16 and IAS 38)

Agriculture: Bearer Plants (Amendments to IAS 16 and IAS 41)

Equity Method in Separate Financial Statements (Amendments to IAS 27)

Sale or Contribution of Assets between an Investor and its Associate or Joint Venture (Amendments to IFRS 10 and IAS 28)

Annual Improvements to IFRSs 2012–2014 Cycle – various standards

Investment Entities: Applying the Consolidation Exception (Amendments to IFRS 10, IFRS 12 and IAS 28)

Disclosure Initiative (Amendments to IAS 1)

(s)	Service concession charges

Service concession charges represent fixed annual amounts payable to the grantor in respect of concession right to the concession asset. These amounts are charged to the income statement over the duration of the concession period.

8.	Revenue

	31 March 2017	31 March 2017
	₦’000	₦’000
Nigeria	84,998,587	67,447,125
Export	4,874,045	2,171,866

	89,872,632	69,618,991

Nigeria is the Company’s primary geographical segment as over 98% of the Company’s revenue is earned from sales in Nigeria. All of the Company’s revenue is derived from sale of similar products with similar risks and returns. Additionally, there is no identifiable component of the business with up to 10% of the total revenue for the period. Thus, further segment information has not been presented.

9.	Other income and marketing and distribution expenses

(a)	Other income comprises:

	31 March 2017	31 March 2016
	₦’000	₦’000
Operating lease income	184,820	260,945
Sale of by-products	153,568	85,439
Gain on disposal of property, plant and equipment	228,068	—
Brand owner promotional support	7,520,117	1,422,535

	8,086,573	1,768,919

Certain reclassifications were made to prior period balances for consistency, which resulted in an increase in other income and an increase in marketing and distribution expenses of N1,423 million with a nil impact on operating profit.

(b)	Marketing and distribution expenses

	31 March 2017	31 March 2016
	₦’000	₦’000
Marketing expenses	8,728,472	7,004,922
Distribution expenses	10,707,845	12,755,969

	19,436,317	19,760,891

Guinness Nigeria Plc

Financial Statements – 31 March 2017

Unaudited Interim Financial Statements

10.	Finance income and finance costs

(a)	Finance income is as follows:

(i)	Finance income per income statement

	31 March 2017	31 March 2016
	₦’000	₦’000
Interest income on bank deposits	228,086	410,508
Interest income on distributors’ overdue debts and others	159,070	—

Total interest income arising from financial assets not measured at fair value through income statement	387,156	410,508
Gain on foreign exchange transactions	1,630,236	536,096

	2,017,392	946,604

(ii)	Finance income in the statement of cash flows

	31 March 2017	31 March 2016
	₦’000	₦’000
Finance income per income statement	2,017,392	946,604
Unrealised exchange gain	(1,614,393)	(63,928)
Accrued finance income	(7,128)	(4,791)

	395,871	877,885

(b)	Finance costs are as follows:

(i)	Finance costs per income statement

	31 March 2017	31 March 2016
	₦’000	₦’000
Finance expense on loans and borrowings	2,806,613	1,841,097
Interest expense on overdraft	858,218	716,308
Unwinding of discount on employee benefits	100,922	215,822
Interest expense on intercompany overdue debts and others	1,412,767	573,028

Total interest expense arising from financial liabilities not measured at fair value through income statement	5,178,520	3,346,255
Loss on foreign exchange transactions	3,496,047	—

	8,674,567	3,346,255

(ii)	Finance costs in the statement of cash flows

	31 March 2017	31 March 2016
	₦’000	₦’000
Finance costs per income statement	8,674,567	3,346,255
Unwinding of discount on employee benefits	(100,922)	(215,822)
Accrued finance costs	(383,699)	(101,282)
Unrealised foreign exchange loss	(2,531,381)	—

	5,658,565	3,029,151

11.	Profit before taxation

(a)	Profit before taxation is stated after charging:

	31 March 2017	31 March 2016
	₦’000	₦’000
Depreciation of property, plant and equipment (Note 14(a))	6,324,165	6,632,054
Write-off of property plant and equipment	205,755	111,539
Amortisation of intangible assets (Note 15(a))	268,821	175,039
Personnel expenses	7,533,473	8,405,545
Lease rental expenses	1,013,428	791,447
Royalty and technical service fees	1,643,572	1,389,502

12.	Personnel expenses

(a)	Personnel expenses including the provision for gratuity liabilities and other long term employee benefits comprise:

	31 March 2017	31 March 2016
	₦’000	₦’000
Salaries, wages and allowances	6,817,180	7,427,050
Contributions to defined contribution plans	534,346	798,146
Share based payments expense	117,328	90,502
Charge for other long term employee benefits	64,619	89,847

Total personnel expenses	7,533,473	8,405,545

Guinness Nigeria Plc

Financial Statements – 31 March 2017

Unaudited Interim Financial Statements

13.	Taxation

The tax charge for the period has been computed after adjusting for certain items of expenditure and income, which are not deductible or chargeable for tax purposes, and comprises:

(a)	Amounts recognised in income statement

	31 March 2017	31 March 2016
	₦’000	₦’000
Current tax expense:
Income tax	—	318,866
Tertiary education tax	83,858	21,258

Adjustment for prior period	6,962	—

	90,820	340,124

Total tax expense	90,820	340,124

(b)	Movement in current tax (asset)/ liability

	31 March 2017	30 June 2016
	₦’000	₦’000
Balance at 1 July	585,724	2,275,704
Payments during the period	(592,686)	(1,807,544)
Charge for the period	90,820	143,011
Withholding tax credit notes utilised	—	(25,447)

Balance at 31 March	83,858	585,724

Guinness Nigeria Plc

Financial Statements – 31 March 2017

Unaudited Interim Financial Statements

14.	Property, plant and equipment (PPE)

(a)	The movement on these accounts during the period was as follows:

	Leasehold Land	Buildings	Plant and Machinery	Furniture and Equipment	Motor Vehicles	Returnable packaging materials	Capital work- in-progress	Total
	₦’000	₦’000	₦’000	₦’000	₦’000	₦’000	₦’000	₦’000
Cost
At 1 July 2016	828,428	20,337,781	92,830,351	1,419,342	7,396,800	32,363,239	1,757,226	156,933,167
Additions	—	2,051	1,094,693	—	132,300.00	2,895,571	2,304,365	6,428,980
Transfers	—	39,107	793,151	4,200	—	—	(836,458)	—
Reclassification			(9,104)				(6,437)	(15,541)
Disposals/Write-offs	—	—	—	—	(574,401)	(600,622)	—	(1,175,023)

At 31 March 2017	828,428	20,378,939	94,709,091	1,423,542	6,954,699	34,658,188	3,218,696	162,171,583

Depreciation and impairment
At 1 July 2016	128,925	3,007,910	41,231,124	1,272,677	4,864,130	19,195,417	—	69,700,183
Charge for the period	15,195	244,790	2,681,479	26,692	770,184	2,585,825	—	6,324,165
Reclassification			(1,300)					(1,300)
Disposals/Write-offs	—	—	—	—	(557,044)	(402,509)	—	(959,553)

At 31 March 2017	144,120	3,252,700	43,911,303	1,299,369	5,077,270	21,378,733	—	75,063,495

Carrying amount
At 1 July 2016	699,503	17,329,871	51,599,227	146,665	2,532,670	13,167,822	1,757,226	87,232,984

At 31 March 2017	684,308	17,126,239	50,797,788	124,173	1,877,429	13,279,455	3,218,696	87,108,088

Guinness Nigeria Plc

Financial Statements – 31 March 2017

Unaudited Interim Financial Statements

(b)	Cash paid on acquisition of property plant and equipment

	31 March 2017	31 March 2016
	₦’000	₦’000
Additions during the period (Note 14(a))	6,428,980	5,596,718
Payments on prior year acquisitions	966,249	785,254
Accruals on current year acquisitions	(1,847,129)	(3,078,194)

	5,548,100	3,303,777

(c)	PPE disposed/written off in the statement of cash flows

	31 March 2017	31 March 2016
	₦’000	₦’000
Cost of PPE disposed/written off	1,175,023	997,923
Accumulated depreciation on PPE disposed/written off	(959,553)	(880,656)

Carrying amount of PPE disposed/written off	215,470	117,267
Proceeds from disposal of property, plant and equipment	(237,783)	(65,366)

	(22,313)	51,901

Analysed as:
Write-off of property, plant and equipment	205,755	111,539
Gain on disposal of property, plant and equipment	(228,068)	(59,638)

	(22,313)	51,901

Guinness Nigeria Plc

Financial Statements – 31 March 2017

Unaudited Interim Financial Statements

15.	Intangible assets

The movement on this account during the period was as follows:

	Distribution right	Concession right	Computer software	Total
	₦’000	₦’000	₦’000	₦’000
Cost
Balance at 1 July 2016	995,250	485,611	2,291,215	3,772,076
Additions	—	—	—	—
Reclassification	—	—	15,541	15,541

Balance at 31 March 2017	995,250	485,611	2,306,756	3,787,617

Amortisation
Balance at 1 July 2016	99,525	122,876	1,840,868	2,063,269
Charge for the period	149,288	40,445	79,088	268,821
Reclassification	—	—	1,300	1,300

Balance at 31 March 2017	248,813	163,321	1,921,256	2,333,390

Carrying amount
At 1 July 2016	895,725	362,735	450,347	1,708,807

At 31 March 2017	746,437	322,290	385,500	1,454,227

16	Other receivables

Non-current other receivables represent the long term portion of loans granted to employees of the Company. No interest is charged on these loans.

The loans are secured by the employees’ retirement benefits. The current portion of other receivables is included in Trade and other receivables reported in current assets.

17.	Prepayments

(a)	Non-current prepayments mainly represent long-term portion of prepaid rent on the Company’s operating leases.

(b)	Current prepayments comprise:

	31 March 2017	30 June 2016
	₦’000	₦’000
Prepaid rent	447,059	579,129
Prepaid business insurance premiums	61,260	245,041
Prepaid advertising expense	—	42,372
Other prepaid expenses	954,837	1,627,858

	1,463,156	2,494,400

18.	Inventories

Inventories comprise:

	31 March 2017	30 June 2016
	₦’000	₦’000
Finished products	8,822,687	4,974,805
Products in process	1,837,836	1,473,953
Raw materials and packaging materials	14,445,294	3,853,411
Engineering spares	2,917,122	1,721,112
Inventories in transit	1,522,024	997,967

	29,544,963	13,021,248

19	Trade and other receivables

(a)	Trade and other receivables comprise:

	31 March 2017	30 June 2016
	₦’000	₦’000
Trade receivables	18,340,581	24,049,099
Other receivables	780,245	1,714,084
Amounts due from related parties	6,409,244	746,480

	25,530,070	26,509,663

(b)	Changes in trade and other receivables in the statement of cash flows

	31 March 2017	31 March 2016
	₦’000	₦’000
Change in non-current receivables	—	20,807
Change in current receivables	979,593	(4,791,175)
Unrealised exchange gain	1,614,393	63,928
Accrued finance income	7,128	4,791
Equity settled share based payment	(117,328)	(90,502)

	2,483,786	(4,792,151)

Guinness Nigeria Plc

Financial Statements – 31 March 2017

Unaudited Interim Financial Statements

20	Cash and cash equivalents

	31 March 2017	30 June 2016
	₦’000	₦’000
Bank balances	7,533,497	2,200,272
Short-term deposits	3,524,252	3,644,252

Cash and cash equivalents	11,057,749	5,844,524
Bank overdrafts	(2,303,053)	(2,938,068)

Cash and cash equivalents in the statement of cash flows	8,754,696	2,906,456

Included in cash and cash equivalents are unclaimed dividends amounting to ~~N~~3,495 million (30 June 2016: ~~N~~3,615 million) held in a separate bank account in accordance with guidelines issued by the Securities and Exchange Commission (SEC). Under the SEC guidelines, these amounts are restricted from use by the Company.

21	Share capital and reserves

(a)	Authorised ordinary shares of 50k each

in thousands of shares

	31 March 2017	30 June 2016
At 31 March	2,500,000	2,500,000

(b)	Issued and fully paid-up ordinary shares of 50k each

in thousands of shares

	31 March 2017	30 June 2016
At 31 March	1,505,888	1,505,888

Share capital
in thousands of naira
At 31 March	752,944	752,944

All shares rank equally with regard to the Company’s residual assets. The holders of ordinary shares are entitled to receive dividends as declared from time to time, and are entitled to one vote per share at meetings of the Company.

(c)	Share premium

Share premium represents the consideration received in excess of the nominal value of ordinary shares of the Company.

22	Dividends

Dividend payable

	31 March 2017	30 June 2016
	₦’000	₦’000
At 1 July	3,860,475	3,903,005
Declared dividend	752,944	4,818,842
Transfer of foreign dividend to intercompany creditors	(408,973)	(2,617,424)
Payments during the period	(547,193)	(2,243,948)

At 31 March	3,657,253	3,860,475

Guinness Nigeria Plc

Financial Statements – 31 March 2017

Unaudited Interim Financial Statements

23	Loans and borrowings

(a)	Loans and borrowings comprise:

	31 March 2017	30 June 2016
	₦’000	₦’000
Non-current liabilities
Related party loans	25,339,091	7,321,687.00
Unsecured term loans	4,842,500	4,842,500
Finance lease liabilities	2,038,081	1,870,359

Total non-current loans and borrowings	32,219,672	14,034,546

Current liabilities
Related party loans	134,819	33,908
Unsecured commercial papers	—	11,270,039
Unsecured term loans	15,777,300	9,606,334
Finance lease liabilities	355,517	1,285,093

Total current loans and borrowings	16,267,636	22,195,374

Total loans and borrowings	48,487,308	36,229,920

(b)	Movement in loans and borrowings

	31 March 2017	30 June 2016
	₦’000	₦’000
At 1 July	36,229,920	19,218,314
Proceeds from loans and borrowings obtained during the period	27,754,237	24,378,091
Exchange difference on foreign currency loan	1,724,892	1,760,285
Accrued finance costs	383,699	293,379
Loans repaid during the period	(18,564,875)	(4,458,209)
Finance lease repaid during the period	959,435	(4,961,940)

At 31 March	48,487,308	36,229,920

24	Trade and other payables

(a)	Trade and other payables comprise:

	31 March 2017	30 June 2016
	₦’000	₦’000
Trade payables	18,114,716	18,167,963
Other payables and accrued expenses	14,164,800	8,441,043
Amounts due to related parties	17,037,431	10,920,975

	49,316,947	37,529,981

25	Events after the reporting date

There are no significant subsequent events, which could have had a material effect on the financial statements of the Company as at 31 March 2017 that have not been adequately provided for or disclosed in the financial statements.